Exhibit 10.3

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into effective as of the first day of May 2006 (the “Effective Date”) by and among S.C. JOHNSON & SON, INC., a Wisconsin corporation (“SCJ”), JOHNSONDIVERSEY, INC., a Delaware corporation (“JDI”), and JOHNSON POLYMER, LLC, a Wisconsin limited liability company (“Johnson Polymer”).

RECITALS

A. Pursuant to an Asset and Equity Interest Purchase Agreement dated as of May 1, 2006 by and among Johnson Polymer, JohnsonDiversey Holdings II B.V., a company organized under the laws of the Netherlands, and BASF Aktiengesellschaft, a company organized under the laws of Germany (“Buyer”) (the “Purchase Agreement”), Buyer has purchased, among other things, (1) certain assets of Johnson Polymer which are used in the business of developing, manufacturing, and selling specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry and (2) the equity interests in certain subsidiaries of Johnson Polymer and JohnsonDiversey Holdings II B.V.

B. Pursuant to a Real Estate and Equipment Lease Agreement dated as of July 3, 1999 by and between SCJ and Johnson Polymer, Inc. (n/k/a Johnson Polymer), as amended by an Omnibus Lease Amendment dated as of November 20, 2001 by and between SCJ, S.C. Johnson Commercial Markets, Inc. (n/k/a JohnsonDiversey, Inc.), and Johnson Polymer, Inc. (n/k/a Johnson Polymer, LLC) (as amended, the “Lease Agreement”), Johnson Polymer leases from SCJ (1) portions of buildings 50, 57 and 59 at SCJ’s Waxdale Facility located in Mt. Pleasant, Wisconsin, and (2) certain equipment. The parties acknowledge that by notice of termination given by SCJ on December 22, 2005, the Lease Agreement will expire on July 2, 2006.

C. The parties desire to confirm in writing the assignment and assumption of rights and obligations contemplated by this Agreement.

NOW THEREFORE, in consideration of the recitals and the mutual covenants set forth herein, the parties agree as follows:

AGREEMENT

1. Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the applicable meanings set forth in the Lease Agreement.

2. Assignment and Assumption of Rights and Obligations. Johnson Polymer hereby assigns and transfers to JDI, and JDI hereby assumes from Johnson Polymer, all rights, obligations and liabilities of Johnson Polymer set forth in or arising pursuant to the Lease Agreement (whether arising or accruing prior to, on or after the date hereof), including, but not limited to, those rights, obligations and liabilities set forth in or arising pursuant to Section 7 thereof (Rentals), Section 16 thereof (Environmental Matters), Section 17 (Indemnification) and Section 45 (Equipment Lease). SCJ hereby consents to such assignment, transfer and assumption. The parties hereto acknowledge and agree that the transfer of assets and sale of equity interests contemplated by the Purchase Agreement do not constitute a Change in Control as defined in the Lease Agreement.

3. Approval of Other Provisions. The provisions of the Lease Agreement, as modified by this Agreement, are hereby approved and ratified by the parties. The Lease Agreement, as modified by this Agreement, shall remain in full force and effect. The parties acknowledge that by notice of termination given by SCJ on December 22, 2005, the Lease Agreement will expire on July 2, 2006.

4. Repair and Maintenance Payment. JDI and Johnson Polymer acknowledge and agree that, as of the date hereof, $2,200,000 (the “Repair and Maintenance Amount”) is due and owing to SCJ for currently identified repairs and maintenance of the Premises pursuant to Section 9 of the Lease Agreement and that JDI and Johnson Polymer shall pay SCJ the Repair and Maintenance Amount within three business days after the closing of the transactions contemplated by the Purchase Agreement or, if earlier, on June 30, 2006. The Repair and Maintenance Amount shall be paid by JDI and Johnson Polymer to SCJ by wire transfer of immediately available funds to an account designated by SCJ. That portion of the Repair and Maintenance Amount relating to the Johnson Polymer sewer overhaul project (at an estimated budgeted cost of $500,000 for the current scope of that project) shall be subject to a future true-up by SCJ to take into account the actual versus budgeted expenditures for that portion of the Repair and Maintenance Amount. As to such true-up, SCJ shall pay to JDI any excess of the budget ($500,000) over the actual cost of such Johnson Polymer sewer overhaul project and JDI shall pay to SCJ any excess of the actual cost of such project over such budgeted amount. Such payment obligation and true-up obligation shall survive the expiration of the Lease. JDI and Johnson Polymer are jointly and severally responsible for payment of the Repair and Maintenance Amount. The parties acknowledge that the costs of any additional repair, maintenance and replacement projects shall be payable in accordance with the terms of the Lease.

5. Toll Manufacturing Payment. Subject to agreement between the parties as to the terms of a definitive toll manufacturing agreement in relation to certain manufacturing to occur on the Premises, (a) $3,500,000 (the “Toll Manufacturing Amount”) is due and owing to SCJ as consideration for SCJ entering into any such toll manufacturing agreement and (b) JDI shall pay SCJ the Toll Manufacturing Amount within three business days after the later of (i) July 2, 2006, or (ii) the execution of the definitive toll manufacturing agreement; provided, however, that if the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) has not occurred by July 2, 2006, then, subject to the parties’ agreement as to the terms of a definitive toll manufacturing agreement, in lieu of an up-front payment of the entire Toll Manufacturing Amount, JDI and SCJ will in good faith agree upon increased tolling charges based on SCJ’s actual budget (which would effectively include the Toll Manufacturing Amount), provided further that if the Closing occurs at any time during the toll manufacturing agreement, then within three business days after the Closing JDI shall pay to SCJ an agreed revised Toll Manufacturing Amount and thereafter the tolling charges would be appropriately reduced to reflect that up-front payment.

6. Integration. This Agreement and the Lease Agreement and the schedules thereto contain the entire agreement among the parties. In the event a provision of this Agreement and the Lease Agreement are in conflict, the provisions of this Agreement and then the Lease Agreement shall control, in that order.

7. Effective Date. Except for Section 4 (which shall be effective immediately) and Section 5 (which shall be effective on the execution of the toll manufacturing agreement referenced in such Section), this Agreement (including the assignment and assumption of the Lease Agreement) shall be effective upon the Closing. In the event the Closing does not occur on or before December 31, 2006, then either JDI or SCJ may by written notice given to the other two parties, terminate this Agreement and upon the giving of such notice, this Agreement (including the assignment and assumption of the Lease Agreement ), other than Section 4 and Section 5, shall not be effective and this Agreement shall terminate.

8. Miscellaneous. The Preamble and the recitals set forth above shall be deemed incorporated herein by reference. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, irrespective of any conflicts of law provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, assignees, and beneficiaries in interest. This Agreement may not be modified, amended or supplemented except by written agreement of the parties hereto. This Agreement may be executed by facsimile and in counterparts. If executed in counterparts, each counterpart shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

S.C. JOHNSON & SON, INC.

By:	/s/ H. Fisk Johnson

Print Name: H. Fisk Johnson, Ph.D.

Title: Chairman and CEO

JOHNSONDIVERSEY, INC.

By:	/s/ Joseph F. Smorada

Print Name: Joseph F. Smorada

Title: Executive Vice President and CFO

JOHNSON POLYMER, LLC

By:	/s/ JoAnne Brandes

Print Name: JoAnne Brandes

Title: Vice President

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